LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into on _____________ , 2005 in Grand Cayman, Cayman Islands by the following parties:

Highland Mining Inc., a corporation duly established and existing under the laws of British Virgin Islands, with its principal place of business at P.O. Box 3444, Road Town, Tortola, British Virgin Islands ("Borrower"); and

N8C Resources Inc., a corporation duly established and existing under the laws of the Cayman Islands, with its principal place of business at P.O. Box 1968GT, 2 Camelot Drive, Whitehall Estates, Grand Cayman, Cayman Islands (“Lender”).

WHEREAS, the Borrower is an affiliate of the Lender and Lender agrees to provide loans to Borrower for operations and working capital purposes;

NOW, therefore, Lender and Borrower hereby agree as follows:

1.	The Lender shall lend to the Borrower and the Borrower shall borrow from the Lender principal amount up to a maximum US$ 580,000 (the “Loan”).

2.	The repayment of the Loan is on demand.

3.	The Loan shall bear interest at a rate of LIBOR plus 2% per annum, compounded monthly in arrears.

4.	The Lender shall not be obliged to provide the Loan unless it shall have received the following documents:

(1)
a resolution of the Board of Directors of the Borrower, in form and substance satisfactory to the Lender, approving the borrowing under the terms of this Agreement and authorizing a director to sign this Agreement;

(2) a draw-down notice issued by the Borrower to the Lender at least five (5) days before the intended draw-down date, notifying the Lender the Intended draw-down date and the draw-down amount.

5.	The loan shall be extinguished for the sum of USD 1 (One United States Dollar) in the event that the Lender, or parent company thereof, issues a formal notice of termination of its option in the Xietongmen Project.

6.	This agreement shall be governed by the laws of •.

7.	This Agreement is signed in English. Any Chinese language version of this agreement is for reference purposes only.

IN WITNESS WHEREOF, the authorized representatives of the Lender and the Borrower have signed this Agreement on the date first above written.

Highland Mining Inc.	N8C Resources Inc.

By:	By:

Name:	Name:

Title:	Title:

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